Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2020 Results

CHARLOTTE, NC, August 4, 2020--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the second quarter of 2020.

Second Quarter Highlights

•	Increase in NAV per share-$6.46 at June 30, 2020 compared to $6.27 at March 31, 2020
•	Successful wind down of Capitala Senior Loan Fund II, LLC (“CSLF II”)
•	Reduced non-accrual balances
•	Liquidity from repayments will allow the Company to reduce leverage during the second half of 2020 and support existing and new portfolio investments

Management Commentary

In describing the Company’s second quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report a slight increase in NAV per share during the second quarter of 2020, while generating $51.1 million of liquidity through repayments and the wind down of CSLF II. The $95.2 million of cash at quarter end will allow us to support our existing portfolio investments, evaluate new investment opportunities, reduce leverage by the repayment of scheduled maturities and the prepayment of other debt, and provide for general working capital needs.”

Second Quarter 2020 Financial Results

During the second quarter of 2020, the Company originated $12.5 million of new investments, and received $51.1 million of repayments. Repayments included $13.1 million from the wind down of the Company’s investment in CSLF II, $17.8 million in full repayment of the first and second lien debt investments in Flavors Holdings, Inc., and $20.2 million in various other repayments.

Total investment income was $7.0 million for the second quarter of 2020, compared to $11.6 million in the second quarter of 2019. Interest and fee income were $4.0 million lower in second quarter of 2020 as compared to the second quarter of 2019, the result of lower average debt investments outstanding and the impact of repayments and non-accrual investments. Payment-in-kind income and dividend income, collectively, declined by $0.6 million, primarily due the wind down of CSLF II during the second quarter of 2020.

Total expenses for the second quarter of 2020 were $7.6 million, relatively unchanged from the comparable period in 2019. During the second quarter of 2020, the Company recorded $1.1 million in one-time deferred financing charges related to the early termination of its senior secured credit facility.

Net realized losses totaled $13.3 million for the second quarter of 2020, compared to $15.1 million of net realized losses for the second quarter of 2019. Net realized losses had an immaterial impact to NAV per share during the second quarter of 2020, as realized amounts were generally in line with prior fair value amounts.

Net unrealized appreciation totaled $17.0 million, or $1.04 per share, for the second quarter of 2020, compared to net unrealized depreciation of $17.4 million for the second quarter of 2019.

The net increase in net assets resulting from operations was $3.1 million for the second quarter of 2020, or $0.19 per share, compared to a net decrease of $29.1 million, or $1.81 per share, for the same period in 2019.

Investment Portfolio

As of June 30, 2020, our portfolio consisted of 37 companies with a fair market value of $287.3 million and a cost basis of $305.0 million. First lien debt investments represented 67.4% of the portfolio, second lien debt investments represented 13.3% of the portfolio, and equity/warrant investments represented 19.3% of the portfolio, based on fair values.

At June 30, 2020, the Company had five debt investments on non-accrual status, totaling $34.5 million and $23.9 million, on a cost basis and fair value basis, respectively.

Liquidity and Capital Resources

At June 30, 2020, the Company had $95.2 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $150.0 million with an annual weighted average interest rate of 3.16%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%.

Subsequent Events

During July 2020, the Company received $2.4 million in principal repayments on its first lien debt investment in BigMouth, Inc.

On July 30, 2020, the Company’s board of directors approved a one-for-six reverse stock split of the Company’s common stock which is expected to be effective as of 5:00 Eastern Standard Time on August 21, 2020 (the "Effective Time"). The Company's common stock is expected to begin trading on a split-adjusted basis at the market open on August 24, 2020. At the Effective Time, every six (6) issued and outstanding shares of the Company's common stock will be converted into one (1) share of the Company's common stock.

On July 30, 2020, the Company’s board of directors approved a bond repurchase program which authorizes the Company to repurchase up to an aggregate of $10.0 million worth of the Company's outstanding 2022 Notes and/or 2022 Convertible Notes (the "Bond Repurchase Program"). The Bond Repurchase Program will terminate upon the earlier of (i) July 30, 2021 or (ii) the repurchase of an aggregate of $10.0 million worth of 2022 Notes and/or 2022 Convertible Notes.

Second Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday, August 5, 2020. The call will be broadcast live in listen-only mode on the Company’s investor relations website at www.CapitalaGroup.com. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for over twenty years. Since its inception in 1998, Capitala Group has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $211,569 and $250,433, respectively)	$190,650	$241,046
Affiliate investments (amortized cost of $84,403 and $80,756, respectively)	87,679	98,763
Control investments (amortized cost of $9,044 and $22,692, respectively)	8,937	22,723
Total investments at fair value (amortized cost of $305,016 and $353,881, respectively)	287,266	362,532
Cash and cash equivalents	95,226	62,321
Interest and dividend receivable	2,078	1,745
Prepaid expenses	640	624
Deferred tax asset, net	-	-
Other assets	301	115
Total assets	$385,511	$427,337

LIABILITIES
SBA Debentures (net of deferred financing costs of $758 and $1,006, respectively)	$149,242	$148,994
2022 Notes (net of deferred financing costs of $1,164 and $1,447, respectively)	73,836	73,553
2022 Convertible Notes (net of deferred financing costs of $736 and $916, respectively)	51,352	51,172
Credit Facility (net of deferred financing costs of $0 and $1,165, respectively)	-	(1,165)
Management and incentive fees payable	3,586	3,713
Interest and financing fees payable	2,429	2,439
Accounts payable and accrued expenses	11	518
Total liabilities	$280,456	$279,224

NET ASSETS

Common stock, par value $0.01, 100,000,000 common shares authorized, 16,266,484 and 16,203,769 common shares issued and outstanding, respectively	$163	$162
Additional paid in capital	238,220	237,886
Total distributable loss	(133,328)	(89,935)
Total net assets	$105,055	$148,113
Total liabilities and net assets	$385,511	$427,337

Net asset value per share	$6.46	$9.14

Capitala Finance Corp.

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$4,693	$7,541	$9,400	$14,826
Affiliate investments	1,632	2,281	3,311	4,680
Control investments	103	582	206	1,306
Total interest and fee income	6,428	10,404	12,917	20,812
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	378	453	714	895
Affiliate investments	188	227	368	376
Control investments	-	44	-	372
Total payment-in-kind interest and dividend income	566	724	1,082	1,643
Dividend income:
Non-control/non-affiliate investments	-	-	-	1,281
Affiliate investments	-	-	25	-
Control investments	-	425	-	450
Total dividend income	-	425	25	1,731
Interest income from cash and cash equivalents	5	37	49	88
Total investment income	6,999	11,590	14,073	24,274

EXPENSES
Interest and financing expenses	4,885	4,228	8,711	8,641
Base management fee	1,666	2,020	3,423	4,138
Incentive fees	-	463	-	1,497
General and administrative expenses	1,057	1,145	2,561	2,129
Expenses before incentive fee waiver	7,608	7,856	14,695	16,405
Incentive fee waiver	-	(288)	-	(288)
Total expenses	7,608	7,568	14,695	16,117

NET INVESTMENT INCOME (LOSS)	(609)	4,022	(622)	8,157

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(14,142)	365	(13,174)	(3,544)
Affiliate investments	1,341	2,387	1,341	2,276
Control investments	(484)	(17,829)	(484)	(19,656)
Net realized loss on investments	(13,285)	(15,077)	(12,317)	(20,924)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	16,993	(3,018)	(11,532)	3,021
Affiliate investments	(1,003)	(4,669)	(14,731)	(4,937)
Control investments	1,004	(9,708)	(138)	(13,984)
Net unrealized appreciation (depreciation) on investments	16,994	(17,395)	(26,401)	(15,900)
Net realized and unrealized gain (loss) on investments	3,709	(32,472)	(38,718)	(36,824)
Tax provision	-	(694)	-	(628)
Total net realized and unrealized gain (loss) on investments, net of taxes	3,709	(33,166)	(38,718)	(37,452)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$3,100	$(29,144)	$(39,340)	$(29,295)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.19	$(1.81)	$(2.42)	$(1.82)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	16,266,484	16,096,678	16,243,538	16,079,885

DISTRIBUTIONS PAID PER SHARE	$-	$0.25	$0.25	$0.50